Exhibit 1.1

Engagement Agreement

Executed as of March 16, 2017

Between

1) LEUMI PARTNERS UNDERWRITERS LTD., of:

5 Azrieli Center (Square Tower)
36th floor, 132 Menachem Begin Road
Tel Aviv 67025 Israel
(Hereafter “Underwriters”)

2) ONE HA’AM INTERNATIONAL LLC of:

C/O Ori Eisenberg #925, 2350 Broadway New York, NY 10224

(Hereafter “Advisor”)

(Advisor jointly with Underwriters, “Leumi Team”)

On the first part

And

CIM Commercial Trust Corporation

of: 17950 Preston Road, Suite 600, Dallas, Texas 75252

(Hereafter the “Company”)

WHEREAS The Company is a Maryland corporation which has elected to be taxed as a real estate investment trust (“REIT”) and is publicly listed on NASDAQ and,

WHEREAS The Company intends to dual-list its shares on Tel Aviv Stock Exchange (TASE) and to offer preferred shares (including any warrants to purchase common shares of the Company offered as part of any preferred shares’ offering) and/or common shares in Israel (hereafter the “Offering” and the securities offered, the “Securities”) and,

WHEREAS The Company seeks to receive from Leumi Team advisory services in connection with the dual listing process, Offering structure and the terms, marketing, placement and distribution of the Securities offered to the public in Israel; and

WHEREAS Leumi Team agrees to provide the Company with the services described herein in connection with the Offering; and

WHEREAS The parties wish to set out in writing their agreements in connection with the abovementioned services.

The Parties hereby stipulate and agree as follows:

The preamble to this Agreement shall be deemed an inseparable part thereof.

1.                                      Underwriters’ Services

Underwriters agree to provide the following services to the Company:

Underwriters shall provide all services customary for an advisor and investment banker in connection with the Offering in Israel including, without limitation:

To serve as the lead advisors and investment bank of the Company in the Offering and assist the Company in analyzing and structuring the Offering, to advise the Company in determining the price and terms of the Securities and marketing of the Offering, and to assist in preparation of the Offering materials;

Underwriters shall have absolute discretion as to signing of any Prospectus or draft Prospectus and as to acting as an underwriter or distributor in connection with the Offering, depending on its satisfaction, at its sole and absolute discretion, with market conditions, offering terms, the results of due diligence review and the disclosure in the Prospectus; and

Upon receipt of a permit from the Israel Securities Authority for the issuance of Securities, to act as the lead investment banker in connection with the Offering, provided that the Leumi Team shall receive the consent of the Company prior to selecting any other financial institution to play a role in any Offering or be part of the selling group for any Offering.

To assist the Company in structuring the Offering, and to provide guidance and advisory services in relation to the marketing process of the Securities included in the Offering.

All of the above services shall be provided by the Underwriters in Israel.

2.                                      The Advisor’s Services

The Advisor shall assist the Company in analyzing and structuring of the Offering, provide the Company with consultancy services in connection with the Company’s strategy and corporate finance and provide guidance and advisory services in relation to the Securities offered in the Offering. The Leumi Team agrees that it shall (a) consult with the Company about the marketing strategy of any Offering, (b) use only materials approved by the Company in connection with the marketing of any Securities, (c) receive the approval of the Company prior to discussing the Company, any Offering and/or CIM Group, LLC or its affiliates with (or responding to any inquiries from) any member of the media or anyone that is not (or acting on behalf of) a bona fide potential investor in any Offering and (d) not make any statement about the Company, any Offering and/or CIM Group, LLC or its affiliates without the Company’s consent.

3.                                      Offering

a.                                      Notwithstanding the foregoing or anything to the contrary in this Agreement, the terms of any Offering and the Securities issued in connection therewith shall be mutually agreed upon by the Company and the Underwriters.  Nothing stated herein implies that Underwriters would have the power or authority to bind the Company or its beneficial owners and nothing stated herein implies that the Company shall have an obligation to issue any Securities. In case Underwriters and Company agree that Underwriters shall act as an Underwriter and shall sign any prospectus or draft prospectus, the Company shall not be obligated to issue any Securities and Underwrites shall not be obligated to sign any prospectus or draft prospectus without the execution and delivery of, and satisfaction of the conditions contained in an underwriting agreement mutually satisfactory to the Company and Underwriters. Such agreement shall be in form and substance and contain usual and customary terms and conditions applicable to public offerings in Israel and shall be satisfactory to the Company and Leumi Team.

b.                                      Notwithstanding anything stated in this Agreement and without derogating from section 1 hereof, Underwriters will not be obligated to provide any kind of underwriting, placement or distribution services to the Company without the execution and delivery of, and satisfaction of the conditions contained in,  Offering filings approved by the Israel Securities Authority and the underwriting agreement.  Such documents shall incorporate the terms of this Agreement, shall contain usual and customary terms and conditions applicable to public offerings in Israel and shall be satisfactory to Underwriters and the Company in all respects. The Leumi Team will receive the consent of the Company with respect to the terms of any discounts or other arrangements offered to, or made with, potential purchasers of the Securities.  All such discounts or arrangements shall be in full compliance with the Israeli Securities Law and regulations promulgated thereunder and shall be disclosed in the offering materials compliance therewith.

4.                                      Confidentiality and Public Communications

Leumi Team acknowledges and agrees that, in connection with the services to be provided pursuant to this Agreement, certain non-public and proprietary information concerning the Company and its assets, and any of the terms, conditions or other facts with respect to the Offering, (“Confidential Information”) has been or may be disclosed by the Company, its advisors, representatives and/or manager to Leumi Team or its employees, affiliates, attorneys, subcontractors and advisors (collectively, “Representatives”).

The Leumi Team acknowledges and agrees that Confidential Information may include material non-public information about the Company or its securities and business which would be disclosed to the Leumi Team under the confidentiality agreement exclusion in Rule 100(b)(2)(ii) of Regulation FD, adopted by the Securities and Exchange Commission in the United States.  Trading the Company’s securities while in possession of Confidential Information or providing others with Confidential Information which they then use to trade the securities of the Company may subject the Leumi Team and others authorized by this Agreement to receive Confidential Information to liability for insider trading until such time as the Confidential Information has been disclosed publicly in accordance with Regulation FD or other applicable laws or is no longer deemed material.

Leumi Team agrees that, without the Company’s prior consent, no Confidential Information will be disclosed, in whole or in part, to any other party (other than (i) to any potential party to a transaction under appropriate assurances of confidentiality and with the Company’s express consent, (ii) to those Representatives who need access to any Confidential Information for purposes of performing the services to be provided hereunder, or (iii) as may be required by law or regulatory authority).   The Leumi Team shall be responsible for any breach of the confidentiality provisions of this Agreement by such Representatives.  Notwithstanding the foregoing, the Company agrees that information contained in any filing documents or other offering materials that have been published or circulated in each case to the public not known by the Leumi Team to be in violation of any confidentiality agreement shall not be considered Confidential Information.  The Leumi Team shall, promptly upon request by the Company, return and cause its Representatives to return any Confidential Information to the Company that exists in any tangible form, including all copies and notes thereof, except the Leumi Team may retain Confidential Information in accordance with its bona fide document retention policy or with applicable law.  The Leumi Team acknowledges and agrees that damages would be inadequate compensation for breach of the provision of this Agreement and, subject to the discretion of any court, the Company shall be entitled to seek equitable relief and may restrain, by seeking an injunction or similar remedy, any breach or threatened breach of the provision of this Agreement.

Notwithstanding any provisions to the contrary contained herein, the confidentiality provisions contained in this Section 4 shall not preclude the Leumi Team from acting as an underwriter or a placement agent to the Offering so long as the respective counsel of the Leumi Team and the Company have determined that appropriate disclosure about the Company has been made in any relevant offering materials for the Offering.

5.                                      Fees.

The Company shall pay Leumi Team conditioned upon the completion of the Offering in which the Leumi Team has performed the services described in Sections 1 and 2 of this Agreement, a fee equal to 4.50% of the gross Offering proceeds, payable simultaneously with the transfer of the Offering consideration to the Company (the “Base Fee”), it being understood and agreed that the payment by the Company of the Base Fee to either the Underwriters or the Advisor shall satisfy the obligation of the Company pursuant to the immediately foregoing provision.

The Base Fee includes all advisory, underwriting, analysis, structuring, placement, distribution, and other fees payable to Leumi Team, including, without limitation, the fees payable to any other underwriters or distributors.

If this Agreement is terminated by the Company (1) pursuant to Section 6(a) or (2) in accordance with Section 6(e), and, in either case, the Company completes a public offering of shares of preferred stock in Israel with terms substantially similar to those discussed between the Company and the Leumi Team prior to such termination within six months from the termination date, the Leumi Team will receive from the Company the Base Fee, which shall be due and payable in immediately available funds on the day of closing of such offering.

Simultaneously with the closing of any Offering in which the Leumi Team has acted as the underwriter/placement agent or no later than 30 days after the Company terminates this Agreement pursuant to Section 6(a) or this Agreement is terminated in accordance with Section 6(d) or (e), the Company will reimburse Leumi Team for all reasonable out-of-pocket expenses incurred on or after the date of this letter (including without limitation the fees of outside legal counsel, outside accountants and/or consultants and travel expenses) incurred in connection with the services to the Company (collectively, “Expenses”), provided however that (i) total Expenses shall not exceed One Hundred Thousand American Dollars ($100,000) and (ii) the Company shall have approved the retention of such legal counsel, outside accountants and/or consultants.

Each of the Leumi Team and the Company understands and agrees that the Base Fee and the Expenses payable by the Company shall not include any VAT.  If the relevant tax authority in Israel requests the payment of any VAT related to the Base Fee and/or Expenses, the Leumi Team shall notify the Company promptly and cooperate with the Company, at the Company’s expense, to contest the applicability of VAT to the Base Fee and/or the Expenses.  If such contest fails, the Company shall promptly reimburse the Leumi Team for any VAT related to the Base Fee and/or Expenses actually paid by the Leumi Team to the relevant Israeli tax authority.

6.                                      Term of this Agreement.

The Leumi Team’s engagement hereunder will continue until the earliest of: (a) termination of this Agreement by either the Company or the Leumi Team for any reason (or no reason), upon giving prior written notice thereof to the other party; (b) termination of this Agreement at any time for Cause by the Company upon giving prior written notice thereof by the Company to the Leumi Team; (c) the consummation of any Offering; (d) the Underwriters declining to sign any

Prospectus in connection with the Offering due to market conditions, offering terms, the results of due diligence review and/or (based on the advice of counsel to the underwriters) the adequacy of the disclosure in the Prospectus and (e) six months from the date hereof.

For purposes of this Agreement, “Cause” shall mean (A) any member of the Leumi Team (or any of the personnel or affiliates of any member of the Leumi Team) committed a material violation of any applicable law or regulation which violation could reasonably be expected to have an adverse impact on the ability of the Leumi Team to perform its services hereunder, (B) a material breach by any member of the Leumi Team of any representation, warranty or covenant contained in this Agreement or failure by any member of the Leumi Team to perform its services under this Agreement, which breach or failure, as the case may be, is not cured within 30 days following written notice thereof by the Company to the Leumi Partner, (C) any member of the Leumi Team (or any of the personnel or affiliates of any member of Leumi Team) committed gross negligence of willful misconduct in the performance of its services hereunder or (D) an exit by the Underwriters from the business of advising offerings similar to the Offering.

During the term of this Agreement and for a period of six months following an Applicable Termination, the Leumi Team agrees that it shall not market any preferred stock offerings other than the Offering.  As used herein, “Applicable Termination” shall mean the Agreement is terminated (1) by Leumi pursuant to 6(a) or (2) the Agreement is terminated pursuant to 6(b), (d) or (e).

7.                                      Miscellaneous

Any change or amendment hereto shall be made in writing and shall be signed by all the parties.

The division into sections and the section headings are for convenience only and shall not be used in the interpretation of this Agreement.

Any notice sent by any party to another party, shall be sent to the addresses specified below and shall be deemed received: on the third business day after delivery by registered mail, postage prepaid; on the day of delivery if hand delivered, and on the first business day after delivery if sent by facsimile with confirmation of transmission.

If to the Company:

CIM Commercial Trust Corporation

c/o CIM Investment Advisors

4700 Wilshire Blvd

Los Angeles, CA 90010

Attention:  Chief Financial Officer and General Counsel

If to Underwriters:

Leumi Partners Underwriting

5 Azrieli Center, 36th floor,

132 Menachem Begin Road

Tel Aviv 67025 Israel

If to One Ha’am:

One Ha’am International LLC

C/O Ori Eisenberg

#925, 2350 Broadway

New York, NY 10024

This Agreement shall be governed by the internal laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any state or Federal court sitting in New York County over any suit, action or proceeding arising out of or relating to this Agreement and the relationships created hereby. Each of the parties irrevocably hereby agrees that, without prejudice to use of other methods of service, service of any process, summons, notice or document by U.S. certified mail, return receipt requested, addressed to the applicable party at the address that appears in this Agreement shall be effective service of process for any action, suit or proceeding brought in any such court.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum or should be transferred.  Each of the parties irrevocably agrees that a final, non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon each party irrevocably and may be enforced in any other courts to whose jurisdiction the party is or may be subject, by suit upon, or other appropriate proceedings with respect to, such judgment.

This Agreement is not assignable by either party without the prior written consent of the other party hereto, and is intended to be solely for the benefit of the parties hereto and, in each case, their respective successors, and no other person or entity shall acquire or have any right under or by virtue hereof. Notwithstanding the foregoing, the Company shall be permitted to assign its rights and obligations under this Agreement to its affiliates under common ownership and control at any time.

a.                                      This Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Agreement by telecopy, facsimile or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof

COMPANY:

CIM Commercial Trust Corporation

LEUMI UNDERWRITERS:

Leumi Partners Underwriters Ltd

In Witness whereof the parties have executed this Agreement on the date first above written:

ONE HA’AM INTERNATIONAL:

Oriel Eisenberg